Exhibit 99.1

J. Michael Wolfe

President and Chief Executive Officer

October 1, 2018

Dear AeroGrow Stakeholder:

Fiscal Year 2018 (FY ’18), which ended March 31, 2018, was an exceptional year for us at AeroGrow.

Sales increased by 37% to $32.3 million. For the five years ended on 3/31/18, our compound annual growth rate now stands at 35%. It’s notable that with last year’s sales at +37% — and with our recently announced Q1 FY ’19 growth coming in at +52% — our growth rate is actually accelerating. Equally important, we’ve delivered steady improvement on our bottom line, having posted record adjusted Earnings Before Interest & Tax (EBIT) profit of $1.4 million in FY ’18, up 57% over the prior year. As a result, we have a realistic chance to generate an Operating Profit in the coming year, which would be a first for our company. FY ’18 also marked huge strides in our retail distribution (Amazon, Bed Bath & Beyond, Kohl’s and Macy’s all had very strong performance for us), our product development efforts and in the management of our supply chain.

I hope you’ll agree that FY ’18 was a terrific year by every measure. But as strong as last year was, I believe we are poised to accomplish even greater things in the upcoming year and beyond.

FY ’19 – Plan and Key Initiatives:

As FY ’19 unfolds, we are committed to maintaining our company’s strong momentum and I think you’re going to be impressed with our continued progress. Throughout our company, we’ve been challenging ourselves to pivot to become a truly world class company – one that strives to do everything extremely well. We made a lot of progress toward this goal last year, but I think you’ll see an acceleration of our progress in the coming months. We’ve identified five areas of focus for our FY ’19:

• Innovative Product Development

• Continued Expansion of Retail Distribution

• Enhancement of our Brand and Marketing

• Improvement of Gross Margin

• Management of Rapid Growth

Following are our plans for each of these key initiatives in FY ’19:

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Innovative Product Development: We’re a product-centric company, so everything we do begins with new product development. The AeroGarden is a highly innovative product that created an entirely new consumer product category – the smart in-home garden system. This commitment to innovation has led us to being the unquestioned leader in this rapidly emerging category, and we are introducing several new products this year that we think are better than anything we’ve ever developed.

This fall, we will be updating our most popular model, the AeroGarden Harvest (6 pod garden). It will feature a sleek new design and be available in three distinct form factors (shown here). In addition, each form factor will be available in a “Base” and an “Elite” model, with the Elite model featuring high end stainless steel finishes. The new Harvest Elite will also have an advanced “Vacation Mode” setting that uses 50% less water so your plants continue to thrive even when you’re away for longer periods of time and a simpler yet more sophisticated LCD control panel that easily allows for an even greater level of customization and control.

Several years ago we set a goal to improve the design and overall look of our line of AeroGardens so that they can stand “toe-to-toe” with elite kitchen counter top products, such as a Kitchen Aid mixer or Nespresso coffee maker. We’re confident this new line of Harvests has achieved that goal. The new design has tested extremely well in our research, and has been met with a high degree of enthusiasm on the part of the Buyers at our key retail partners. You’ll begin to see the new Harvest featured at many major retailers, both in-store and online, early this fall.

Our product development pipeline is also deep and impressive, with numerous new indoor garden concepts that we believe will continue to set the standard in our category for years to come. Our R&D team is busy working on designs with new shapes, sizes, growing capacities and user-friendly interfaces…and all of them will be as beautiful in design as they are impressive in technical innovation.

Continued Expansion of Distribution Channels: For those of you who have kept up with our company over the past few years, you’ll know that I’ve talked a lot about delivering on a strategy to expand our channels of distribution, which I’ve referred to as the “legs of the stool.” From just one leg several years ago (our Direct Response business), we have developed three highly successful legs of our stool with (1) our Direct Response business continuing to expand while (2) our Amazon Worldwide platforms have become very successful and (3) our North American Retail business has demonstrated that we can sell successfully at major retailers. We also have a fourth leg beginning to emerge with our European business.

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6075 Longbow Drive, Suite 200 ● Boulder, CO 80301 ● 303-444-7755 ● www.AeroGarden.com

I like to point out that our company has really come into its own during the “age of Amazon.” We have built a distribution model that embraces Amazon while finding unique lanes where our other, critical retail partners can also succeed. The results have been impressive as Amazon in the U.S. and Canada have become stalwarts in our distribution strategy, while our European Amazon platforms have also shown a great deal of progress. We anticipate continuing to work closely with our Amazon partners to offer a broad line of AeroGardens and accessories and expect to see continued strong growth on this platform in all of our markets.

At the same time, our North American Retail business has become increasingly important to our success. Last year this “third leg of our stool” really began to emerge by adding Macy’s and Kohl’s to an already successful portfolio that included Bed, Bath & Beyond and others. This year we’ll be expanding our presence at these retailers and debuting a very special program at Macy’s using their exclusive relationship with BuzzFeed and Goodful. Equally important, you will see us continue to expand our North American Retail channel by adding test programs at such prominent retailers as Target Stores, Crate & Barrel, and Costco.

One of the keys to success in these programs is our deployment of a merchandising strategy that drives sales both in-store as well as online. The AeroGarden has consistently over-indexed in online sales performance compared to other products at our retail partners, so we are careful to emphasize both of these channels with our “click and mortar” partners.

Just a quick word about our Direct Response business (AeroGarden.com). As I mentioned above, several years ago this was really the only channel of distribution that our company had. Some were concerned that – as we sought to gain distribution in other channels – our Direct Response business would likely decline due to the competition we were creating for ourselves in these new channels. In fact, just the opposite has occurred as we have seen steady growth in this channel as more people have come into the AeroGarden franchise through the new channels. In the coming year, we will continue to build and develop this highly flexible and margin-rich channel through the launch of a newly designed web site and several significant technical upgrades that will make shopping on AeroGarden.com a “best in class” experience.

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6075 Longbow Drive, Suite 200 ● Boulder, CO 80301 ● 303-444-7755 ● www.AeroGarden.com

Another key element of our overall distribution strategy is “extending our selling season.” Traditionally, the majority of AeroGardens are sold in the holiday season; they make a great gift so that’s when most retailers tend to feature the product. But more and more we’re seeing good success in selling AeroGardens throughout the winter and even into the spring. This success has led some retailers to extend the amount of time that AeroGardens are featured – both in-store and online - and to invest more in marketing programs during “off seasons.” I think the success of our “extending our selling season” strategy really began to emerge in the first quarter of this year as our sales were up 52%, with good growth in all three of our “legs of the stool.”

The final point regarding our Continued Expansion of Distribution Channels strategy is an update on our testing in Europe. We set out to determine if we could sell AeroGardens in Europe by selling on the Amazon platforms in the United Kingdom, France, Germany, Italy and Spain. The results have been very encouraging with a minimum of strong double-digit growth on all of the Amazon platforms. We also had a small but highly successful in-store test at Steamer Trading Cook Shops, a 40 store chain of culinary stores in the UK. This success has led us to a strategy for the upcoming year that will focus on: (1) Growing all five of our Amazon platforms in Europe (2) expanding our retail footprint in the UK; and (3) significantly improving our warehousing and supply chain model.

We have gone from one leg of our stool (a bit of a “wobbly” one at that!) just a few years ago to three very strong legs with an emerging fourth. I hope you are as excited as I am with the great progress we’ve made in effectively and profitably distributing the AeroGarden product line across multiple channels. And I think we are poised to see continued success in these channels – going both deeper and broader into each.

Enhancement of the AeroGarden Brand and Marketing: In FY ’19, we are bringing considerable focus to updating our brand and marketing – everything from our logo and packaging to our web site and our media strategy will be undergoing a considerable facelift and – in some cases – a strategic shift. Here’s an overview of the major projects we are implementing this fall:

● New brand and logo: When the Scotts Miracle-Gro Company (SMG) made their initial investment in AeroGrow in 2013, we began branding the product as the “Miracle-Gro AeroGarden” and developed a logo that interlocked the two brands. Effective April 1, 2018, we agreed with SMG to “de-couple” the brands on our gardens and have it only apply to our seed pod kits. This resulted in two significant actions: (1) The newly revised “stand alone” AeroGarden logo has been refreshed and the logo presentation on our seed pod kits has been re-positioned to “Nurtured by Miracle-Gro”; and (2) it resulted in a reduction in the manner and the amount we pay to SMG for use of the Miracle-Gro brand.

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6075 Longbow Drive, Suite 200 ● Boulder, CO 80301 ● 303-444-7755 ● www.AeroGarden.com

● Revised packaging: Leveraging our new logo and striving to “streamline and modernize” our overall look, we have undergone a full revision of our packaging. Starting in just a few weeks, you will begin to see AeroGardens at retailers with the new packaging shown here. We wanted to make sure that we were hitting “just the right note” with consumers, and the research and testing we’ve done indicates that our marketing team has done exactly that with our new look.

● Updated Web Site: A critical investment in the continued expansion of our Direct Response channel is a major update to our web site. When you visit AeroGarden.com later this fall, you will notice a new, fresh look and feel. In addition to a great new look, we’ve worked hard to make the site easier to navigate and shop. We believe these enhancements lay the foundation for the continued, profitable growth of this important channel. An improved web experience also benefits our retail partners because, in a multi-channel world, consumers are gathering information for purchase decisions from many varied sources.

● Shift in Media Strategy: We’ll also be updating our media strategy from one that utilized more of a “Direct Response TV” model to one that uses a series of highly targeted digital marketing programs. We’ve worked closely with the marketing team at SMG and their agencies to develop this strategy and believe it is one that will better target potential AeroGarden customers in a highly efficient manner.

● Public Relations – We’ll also be increasing our efforts to drive public relations in support of the brand. As I write this letter in September, it’s difficult to know exactly what the results may be. However, I can tell you that there are plans in the works for the AeroGarden to be featured on upcoming episodes of The Today Show, Good Morning America and The Doctors, and we've employed a “best-in-class” public relations agency to actively pursue additional high profile media placements on television and in print/digital publications to drive awareness, consideration, and purchase.

I’m excited about the new look and strategic direction we’ll be using to promote our products. I must point out, however, that we are making a series of significant changes to a program that has proven fairly successful over the past few years. I believe everything we’re doing in our marketing program will make us better – not only this year but over the long term as well. At the same time, we’ll be monitoring the results of our efforts carefully to ensure that we’re getting the improvement in results that we anticipate.

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Improvement of Gross Margin: Another key initiative that we have undertaken this year is bringing a sharp focus to improving our Gross Margin. Over the past several years we have seen some slippage in our margin primarily due to channel shift (selling to in-store retailers typically results in lower margins), supply chain “cost creep” (especially in Asia) and increases in “retailer funding” (the bigger we’ve become the more we’ve been required to contribute to various retailer promotional programs). This resulted in our gross margin dropping from 35.7% in FY ’16 to 33.1% in FY ’18.

I don’t think we’ll improve our margins through a single initiative – rather we have identified several programs we believe will all contribute. We are working to drive this improvement through (1) improved manufacturing cost management (2) a complete re-engineering of our seed pod kit manufacturing process designed to not only reduce costs, but also to deliver better quality and dramatically increased capacity; and (3) a new agreement with SMG that went into effect on April 1 reducing the manner and the amount we pay royalties for use of the Miracle-Gro brand.

It’s too early to know how impactful these efforts will be, but I can tell you that our early results are encouraging. In the first quarter of FY ’19 (ended June 30, 2018), we saw a 490 basis point improvement in our Gross Margin, pushing it up to 38.3% from 33.4%. We will focus on this key initiative throughout the year and are optimistic that we will see continued progress as the year unfolds.

Management of Rapid Growth: Given our rapid growth over the past four years, we are making several investments in the infrastructure of our company to ensure that we not only keep up with this growth, but also drive efficiencies in our operations, in our supply chain and in our back-office efforts. These initiatives will increase our Capital Expenditures (and thus modestly push up our expenses as we incur the amortization of these costs), but we feel they are critical to our long-term success.

We have already upgraded the system we use to manage our e-commerce efforts and have made investments in computer hardware to support increased volumes and revenue. In the coming months we will be upgrading the system we use to manage all of our accounting and operations, our warehouse management system and our web site. We expect that we have enough space (both office and warehouse) to keep up with this year’s growth, but will likely need to do a careful evaluation of our space requirements beginning next year.

When fully installed we anticipate that these improvements will support our continued, aggressive growth plans. At the same time we believe these upgrades will make all of our people more efficient and our decision-making more effective through significant improvements to reporting, data gathering and analysis.

In addition, we have placed an emphasis on upgrading our personnel whenever we have a new position available. I’m pleased to tell you that our young, dynamic company is attracting young, dynamic talent in this competitive labor market, and I’m confident that we are building our team in a way that will enable us to manage our rapid growth over the long term.

It’s exciting to watch our company grow up!

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6075 Longbow Drive, Suite 200 ● Boulder, CO 80301 ● 303-444-7755 ● www.AeroGarden.com

Tariffs:

I’d like to address another topic that has been in the news a great deal lately – tariffs. We manufacture our AeroGardens in several facilities in China. In June of this year, we found out that one of the import codes that applies to AeroGardens was on the list of potentially impacted codes subject to a 25% tariff. We then spent several months during the summer deeply involved in understanding our options and making the case to the United States Trade Representative (USTR) and our elected officials as to why AeroGardens should be exempted.

I’m very pleased to tell you that on August 16th, the USTR ruled that the code we use to import our garden products would not be subject to any tariff, thus rendering AeroGardens fully exempted from any tariff treatments. As a result, only a few of our ancillary items have been affected with a very small financial impact. Needless to say we are very pleased with this decision and are fully focused on executing our overall business plan without this potential interruption.

Nevertheless, we are reviewing our manufacturing alternatives as we go forward so that we can optimize quality, cost and supply chain efficiency while creating flexibility that will help minimize the risk of any future disruption due to trade issues or other matters.

Pivoting to Becoming a World Class Company:

Last year I wrote in this letter about my desire to undertake a major “pivot.” This is a concept that our entire team here at AeroGrow has embraced as we pivot toward becoming a truly great company, one that I envision will eventually be measured against world class companies and world class products.

I felt we needed to emphasize this concept because – as far as we have come over the past few years – it is nothing compared to what we are capable of achieving. So last year I put forth a challenge to our team to think that whatever we’ve accomplished in the past isn’t good enough… and going forward I want all of us to think through the lens of being truly great. That goes for me, our management team, our staff, our vendors, our Board…everybody.

I’m pleased to report that – one year later – “pivoting” has become an integral part of our company’s culture. I don’t think a day goes by that someone on our team doesn’t say something like “We have to pivot toward this” or “We’re undertaking this project because we need to pivot to become better at that.” It’s been a terrific rallying cry for our efforts to become a markedly better company.

I hope you can see throughout this report all of the ways in which we have pivoted. I’m especially proud of our expanded distribution, the dramatic improvements to the design and function of our products, our efforts to improve our brand and marketing strategy and the critical infrastructure improvements we are making throughout our company. These are all big pivots that will impact the trajectory of our company for years to come.

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6075 Longbow Drive, Suite 200 ● Boulder, CO 80301 ● 303-444-7755 ● www.AeroGarden.com

But our efforts to pivot go far beyond these high-profile efforts. Everyone in the company has been working toward making us notably better at everything we do. Whether it’s the time it takes us to ship goods to customers from our warehouse, the service levels we provide in our Customer Care department or the quality control we’ve introduced into all of our manufacturing processes, we’ve made many significant pivots over the last year. I could give dozens of examples of how we’re pivoting to constantly become better, but you get the idea.

I think AeroGrow is truly on the way toward becoming a world class company.

Balance Sheet and Capital Requirements:

We finished our FY ’18 with about $7 million of cash on hand and continue to have no long-term debt. We have also lined up a $6 million line of working capital from our partners at the Scotts Miracle-Gro Company. The combination of this access to capital – plus the emergence of our operating in an EBIT-positive manner – means that we anticipate having plenty of capital to continue growing at a robust rate. Nevertheless, we are a highly seasonal business so our capital becomes limited during the build-up to our November-December selling season (mainly due to purchasing significant amounts of inventory and media). As a result, we will continue to be extremely judicious with our cash management to ensure that we have adequate capital throughout our year.

Summary:

The AeroGarden is a product that seems to be precisely right for the times, with consumers wanting fresh, safe, convenient food grown right in their homes more than ever. We have become the unquestioned market leader in this space. And as a well-funded company with broadening channels of distribution and a rapidly emerging brand, we are uniquely qualified to further establish our leadership.

I’ve been saying for the past several years that we believe we are entering a period of strong, sustainable sales growth. Now that we can say that we’ve achieved a five-year compound annual growth rate of 35%, I think there is no doubt that this has been the case. The question is, can we continue this momentum? I have every intention of making the answer to that question be an emphatic “YES!” We are committed to doing everything we can to not only continue this momentum, but to accelerate it. Only time will tell…but I like our chances.

Before closing, I would be remiss if I didn’t mention that we welcomed two new independent members to our Board of Directors on April 1, 2018. Mr. H. McGregor Clarke and Mr. David B. Kent are both seasoned business executives with a great deal of experience that is relevant to the future growth and success of AeroGrow. Greg and Dave will be a great asset to AeroGrow and will ably represent the interests of all shareholders as we move forward. They replaced the retiring Mr. Wayne E. Harding and Mr. Jack J. Walker, who served the company admirably for many years. I want to take this opportunity to personally thank Wayne and Jack for all they’ve done on behalf of AeroGrow – both financially and from a corporate governance perspective. We are a far better company today for all they contributed over the years. My sincerest thanks to them for their many contributions.

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I want to once again acknowledge all of our key stakeholders and thank each of you for your outstanding support of AeroGrow. The support of the Scotts Miracle-Gro Company and their Hawthorne Gardening division has been unwavering. I am truly grateful for their commitment to our vision to build the leading indoor gardening company in the world. But it takes many other stakeholders too, including an incredibly dedicated team here at AeroGrow, numerous vendors who have been so very helpful to our efforts and the support of many long-term shareholders and “friends of the mission” who have been steadfast in their support of our company. Thanks to all of you.

I look forward to updating you on our progress as FY ’19 unfolds.

/s/ J. MICHAEL WOLFE

J. Michael Wolfe

President & Chief Executive Officer

6075 Longbow Drive, Suite 200 ● Boulder, CO 80301 ● 303-444-7755 ● www.AeroGarden.com